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Statement of Computation of EBITDA to interest expense             Exhibit 12.2



                                                              Year Ended June 30,
                                             ------------------------------------------------
                                                                                  Pro Forma
                                                         Historical              As Adjusted
                                             --------------------------------   -------------
                                               1996        1997        1998          1998
                                             --------    --------    --------      --------
Income (Loss)  before extraordinary
  item and income taxes                      $ (1,189)   $ (1,138)   $(32,754)     $(34,004)
  Interest and other excluded                $    (72)   $   (300)   $   (105)     $   (105)
  Interest and financing costs               $    421    $    878    $  3,957      $ 17,547
  Depreciation, Depletion and Depreciation   $    630    $    982    $  4,809      $ 15,343
  Ceiling Write Down                                                 $ 28,166      $ 28,166
                                             --------    --------    --------      --------
EBITDA                                       $   (210)   $    422    $  4,072      $ 26,947



Interest and financing costs                 $    421    $    878    $  3,956      $ 17,547
   less debt issuance costs                  $     --    $     --    $    101      $    980
                                             --------    --------    --------      --------
Interest Costs                               $    421    $    878    $  3,855      $ 16,567

Ratio of EBITDA to                                 NM          NM         1.1           1.6
    Interest Expense


Short Fall                                   $   (631)   $   (426)
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